Exhibit F-1


                                            November 24, 1998


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549

                       Re: Pennsylvania Electric Company -
                           Application on Form U-1
                           SEC File No. 70-9327

Ladies and Gentlemen:

            We have examined the Application on Form U-1, dated July 13, 1998, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by Pennsylvania Electric Company ("Penelec") with the Securities and Exchange Commission and docketed in SEC File No. 70-9327, as amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application".)

            The Application contemplates, among other things, the organization by Penelec of a special purpose Delaware business trust ("Penelec Trust"), which will issue and sell up to $125 million aggregate liquidation value of preferred beneficial interests, in the form of Trust Securities (the "Trust Securities"). Each Trust Security will represent a cumulative preferred security ("Preferred Securities") of a Delaware limited partnership ("Penelec Capital"), which will be a special purpose indirect subsidiary of Penelec. The proceeds, together with the capital contribution of Penelec Capital's general partner, Penelec Preferred Capital II, Inc., a wholly owned subsidiary of Penelec, will be used to purchase subordinated debentures issued by Penelec (the "Subordinated Debenture"). Penelec will guarantee (the "Guarantee") the payment by Penelec Capital of distributions on the Preferred Securities and of amounts due upon liquidation of Penelec Capital or redemption of the Preferred Securities, all to the extent set forth in the Guarantee. The Trust Securities are to be issued by Penelec Trust pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"), the


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Preferred  Securities are to be issued by Penelec Capital pursuant to an Amended and Restated Limited  Partnership  Agreement and one or more Actions  thereunder
(collectively,   the  "Limited  Partnership  Agreement")  and  the  Subordinated
Debentures are to be issued by the Company pursuant to an indenture between the Company and United States Trust Company of New York, as Trustee (the "Debenture Indenture").

            For many years, we have participated in various proceedings related to the issuance and sale of securities by Penelec, its parent, GPU, Inc., and its affiliates, Jersey Central Power & Light Company and Metropolitan Edison Company, and we are familiar with the terms of the outstanding securities of the corporations comprising GPU, Inc.

            We have  examined  such  records of  Penelec,  Penelec  Capital  and
Penelec  Trust  and  such  other   instruments,   documents,   certificates  and
agreements,   including  the  forms  of  Limited  Partnership  Agreement,  Trust
Agreement and Debenture Indenture, and made such further investigation as we have deemed necessary as a basis for this opinion. With respect to all matters of Pennsylvania law, we have relied on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, and with respect to all matters of Delaware law, we have relied upon the opinion of Richards, Layton & Finger, P.A., which are being filed as Exhibits F-2 and F-3, respectively, to the Application.

            Based upon the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion that when (i) the Commission shall have entered an order forthwith granting the Application, (ii) all necessary corporate, trust and partnership action required on the part of Penelec, Penelec Trust, Penelec Preferred Capital II, Inc., and Penelec Capital shall have been duly taken, (iii) all action under state "Blue Sky" laws to permit the consummation of the proposed transactions shall have been completed, and (iv) the certificates representing the Trust Securities, Preferred Securities and Subordinated Debentures are, upon issuance thereof, duly signed, countersigned and authenticated, as may be necessary, and assuming that the Trust Securities, Preferred Securities and Subordinated Debentures are issued and sold under circumstances which are permitted under
Section 12(f) of the Act and Rule 70 of the General Rules and Regulations under the Act.

                  (a) all State laws applicable to the proposed transactions will have been complied with;

                  (b)  Penelec   Trust,   the  proposed   issuer  of  the  Trust
Securities, has been duly formed and is validly existing in good standing as a trust;


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                  (c) Penelec  Capital,  the  proposed  issuer of the  Preferred
Securities, has been duly formed and is validly existing in good standing as a limited partnership;

                  (d)  Penelec,   the  proposed   issuer  of  the   Subordinated
Debentures and the Guarantee, is validly organized and duly existing;

                  (e) upon payment of the purchase price therefor by the purchasers thereof, the Trust Securities will be validly issued, fully paid and non-assessable beneficial interests, and holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Trust Agreement;

                  (f) upon payment of the purchase price therefor by the purchasers thereof, the Preferred Securities will be validly issued, fully paid and non-assessable limited partner interests, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Limited Partnership Agreement;

                  (g) upon payment of the purchase price therefor by the purchasers thereof, the Subordinated Debentures will be the valid and binding obligations of Penelec in accordance with their terms, and the Guarantee will be the valid and binding obligation of Penelec in accordance with its terms subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors rights generally (including, without limitation, the Atomic Energy Act and applicable regulations of the Nuclear Regulatory Commission thereunder) and general equitable principles; and

                  (h) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Penelec or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                               Very truly yours,


                               BERLACK, ISRAELS & LIBERMAN LLP